Exhibit 4.16

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (“Agreement”) is made in Beijing, the People’s Republic of China (“PRC”) as of May 17, 2019 by and among:

(1)	Beijing Lianji Future Technology Co., Ltd.., having its registered office at No.2004, 2/F, No.11 Wanliu Middle Road, Haidian District, Beijing and with Longming Wu as its legal representative (“Pledgee”);

(2)	Hong Zhou, having her domicile at ************************, Shandong Province and holding its ID card No. *******************

Longming Wu, having his domicile at *******************, Shandong Province (collectively, with Hong Zhou, the “Pledgors”);

(3)	Beijing Lianji Technology Co., Ltd., having its registered office at Room 003, Tower B, No. 1 Building, No. 38 Zhongguancun Street, Haidian District, Beijing and with Longming Wu as its legal representative.

The parties hereto are hereinafter individually referred to as a “Party” or “Other Party” and collectively as the “Parties.”

Whereas:

1.	The Pledgee is a foreign-funded enterprise established in accordance with the laws of the PRC;

2.	Beijing Lianji Technology Co., Ltd. (“Company”) is a limited liability company established in accordance with the laws of the PRC;

3.	Hong Zhou is a Chinese citizen and holds 0.1% of the equity interests of the Company and Longming Wu is a Chinese citizen and holds 99.0% of the equity interest of the Company as registered shareholders of Company;

4.	The Pledgee, the Pledgors and the Company signed the Option Agreement on May 17, 2019 (“Exclusive Option Agreement”) whereby the Pledgors shall, to the extent permitted by the laws of the PRC, transfer all or part of its equity interests in the Company to the Pledgee and/or any other entities or individuals designated by the Pledgee at the Pledgee’s request;

5.

Each of the Pledgors issued a power of attorney on May 17, 2019 (the “Power of Attorney”) whereby each of the Pledgor irrevocably appoint the Pledgee as their attorney-in-fact to exercise all shareholders rights of the Company.

6.	The Pledgee, the Company and its shareholders signed the Exclusive Business Operation Agreement the Exclusive Option Agreement, and the Power of Attorney (the “Master Agreement”) on May 17, 2019;

7.

In order to guarantee that the Pledgors and the Company perform their obligations under the Master Agreement, the Pledgors is willing to establish a pledge with all its equity interests in the Company as a performance guarantee of the Pledgors and the Company, and the Pledgors are willing to accept such pledge.

NOW, THEREFORE, after friendly consultation, the Parties hereto hereby agree as follows:

1	Pledge and Scope of Guarantee

1.1	The Pledgors agree that it shall pledge aggregate 100.0% of the equity interests owned by it in the Company to the Pledgee in accordance with this Agreement as a guarantee for the Pledgors and the Company to perform all their obligations under the Master Agreement. The Company agrees that the Pledgors shall pledge the relevant equity interests to the Pledgee in accordance with this Agreement. The term “pledge” refers to the Pledgee’s priority right to be repaid with the proceeds from the sale, auction or disposal of the equity interests pledged by the Pledgors to the Pledgee.

1.2	The validity of the guarantee under this Agreement shall not be affected by any amendment or change of the Master Agreement, and the guarantee under this Agreement shall remain in force in respect of any obligations of the Pledgors and the Company under the amended Master Agreement. No invalidity, revocation or cancellation of the Master Agreement shall affect the validity of this Agreement. If any Master Agreement becomes invalid or is revoked or canceled for any reason, the Pledgee shall have the right to immediately realize its pledge in accordance with the provisions of Clause 11 hereof.

2	Pledged Equity Interests

2.1	The pledged equity interests under this Agreement shall be 100.0% of the equity interests held by the Pledgors in the Company (hereinafter referred to as “Pledged Equity Interests”) and all interests relating to the Pledged Equity Interests.

2.2	Within the term of this Agreement, the Pledgee shall not be liable for any reduction in the value of the Pledged Equity Interests unless due to the Pledgee’s willfulness or gross negligence that has a direct causal relationship with the result, and the Pledgors shall have no right to make any form of recourse or claim against the Pledgee.

2.3	Subject to the provisions of Clause 2.2 hereof above, if there is any possibility of a significant reduction in the value of the Pledged Equity Interests which is sufficient to endanger the rights of the Pledgee, the Pledgee may require at any time the Pledgors to auction or dispose of the Pledged Equity Interests and agree with the Pledgors that the proceeds from the auction or disposal thereof shall be used to pay off the secured debt in advance or be deposited with the notary public office in the place where the Pledgee is located (any expenses incurred therefrom shall be borne by the Pledgee).

2.4	The Pledgee shall have the right to dispose of the Pledged Equity Interests in such manner as set out in Clause 11 hereof when any event of default occurs on the part of the Company or the Pledgors.

2.5	With the prior consent of the Pledgee, the Pledgors may increase its capital contribution to the Company and transfer or accept any equity interests of the Company. Any equity interests formed from the increase by the Pledgors of its capital contribution to the Company shall also be the Pledged Equity Interests.

2.6	With the prior consent of the Pledgee, the Pledgors may receive dividends or bonuses in respect of the Pledged Equity Interests.

3	Establishment of Pledge

3.1	The Pledgors undertake that it shall be responsible for recording any equity interest pledge arrangements (“Equity Interest Pledge”) under this Agreement in the register of shareholders of the Company on the date of signing of this Agreement.

3.2	The Parties further agree that the Equity Interest Pledge shall be recorded in the register of shareholders of the Company in the form as set out in Annex I hereto in accordance with the terms and conditions of this Agreement and that the register of shareholders containing the Equity Interest Pledge shall be delivered to the Pledgee for custody.

3.3	The Pledgors undertake that the establishment of the pledge shall be registered with the administrative department for industry and commerce in the place of registration of the Company, and the Company undertakes that it shall use its best efforts to cooperate with the Pledgor in completing the business registration of the Equity Interest Pledge as set out in this clause.

4	Term of Pledge

4.1	The Agreement shall be formed and effective as of the date on which it is signed and affixed with seal by the Parties, and shall be valid until the date of completion of the performance of all obligations under each Master Agreement (“Term of Pledge”). The pledge shall be registered by the competent administrative authority for industry and commerce in the place of registration of the Company.

4.2	If the Pledgors and the Company fail to perform or properly perform their obligations under the Master Agreement within the Term of Pledge, the Pledgee shall have the right to dispose of the pledge in accordance with the provisions of Clause 11 hereof.

5	Custody and Return of Pledge Certificate

5.1	Within three (3) business days from the date of the completion of recording the Equity Interest Pledge in the register of shareholders of the Company as set out in Clause 3 hereof above and the completion of registration of the pledge by the competent administrative authority for industry and commerce in the place of registration of the Company, the Pledgors shall deliver a certificate of registration of such Equity Interest Pledge to the Pledgee for custody; the Pledgee shall be obliged to keep any pledge documents received by it.

5.2	If the Equity Interest Pledge is released in accordance with the provisions of this Agreement, the Pledgee shall return the certificate of registration of the pledge to the Pledgors within three (3) business days after the release, and shall provide any necessary assistance in the process of handling the procedures for the cancellation of registration of the pledge by the Pledgors.

6	Representations and Warranties of the Pledgors

The Pledgors hereby represent and warrant to the Pledgee that, as of the effective date of this Agreement,

6.1	The Pledgors shall be the legal holder of the Pledged Equity Interests subject to business registration;

6.2	The Pledgors have not created any other pledges or other encumbrances on the equity interests other than those created for the benefit of the Pledgee;

6.3	The Equity Interest Pledge under this Agreement shall constitute the primary security interest in the Pledged Equity Interests;

6.4	A resolution on the approval of the Equity Interest Pledge under this Agreement has been adopted at a meeting of shareholders of the Company;

6.5	Upon the entry into force of this Agreement, it shall constitute a legal, valid and legally binding obligation of the Pledgors;

6.6	The pledge of the Pledged Equity Interests by the Pledgors in accordance with this Agreement shall not violate the laws, regulations and relevant rules of other government departments nor breach any contracts and agreements between the Pledgors and any third parties (other than the Company) or any commitments issued to any third parties by the Pledgors;

6.7	All documents and materials in relation to this Agreement which are provided by the Pledgors to the Pledgee shall be authentic, accurate and complete;

6.8	The signing and performance by the Pledgors of this Agreement shall not violate or conflict with all laws applicable to it, any agreements to which it is a party or which are binding upon its assets, any court judgments, any arbitral awards of arbitration bodies and any decisions of administrative organs.

7	Representations and Warranties of the Company

The Company hereby represents and warrants to the Pledgee that, as of the effective date of this Agreement,

7.1	the Company is a limited liability company legally incorporated and validly existing under the laws of the PRC, being an independent legal person, and has the complete and independent legal status and legal capacity to sign, deliver and perform this Agreement and can act as a litigation subject independently.

7.2	All reports, documents and information provided by the Company to the Pledgee prior to the entry into force of this Agreement in respect of the Pledged Equity Interests and all matters required by this Agreement shall be true and correct in all material respects;

7.3	All reports, documents and information provided by the Company to the Pledgee after the entry into force of this Agreement in respect of the Pledged Equity Interests and all matters required by this Agreement shall be true and correct in all material respects at the time of the provision thereof;

7.4	Once duly signed by the Company, this Agreement shall constitute a legal, valid and legally binding obligation of the Company;

7.5	The Company shall have the full powers and authority within the Company to sign and deliver this Agreement and all other documents to be signed by it relating to the transactions referred to herein, and shall have the full powers and authority to complete the transactions referred to herein.

7.6	To the Company’s knowledge, there are no pending or threatened actions, legal proceedings or claims against the Company or its assets (including but not limited to the Pledged Equity Interests) in any court or arbitral tribunal, nor are there any pending or threatened actions, legal proceedings or claims against the Company or its assets (including but not limited to the Pledged Equity Interests) in any government agencies or administrative organs, in each case, which will have a material or adverse impact on the economic condition of the Company or on the ability of the Pledgors to perform its obligations and guarantee liability under this Agreement;

7.7	The Company agrees that it shall bear joint and several liability to the Pledgee in respect of the representations and warranties made by the Pledgors under Clauses 6.1, 6.2, 6.3, 6.4 and 6.6 hereof;

7.8	The Company hereby warrants to the Pledgee that the above representations and warranties shall be true and correct and shall be fully complied with in any case and at any time prior to the full performance of its obligations under this Agreement or the full discharge of the secured debt.

8	Undertakings of the Pledgors

8.1	The Pledgors, for the benefit of the Pledgee, hereby undertakes to the Pledgee that, during the duration of this Agreement, the Pledgors shall:

(1)	Complete the registration of the Equity Interest Pledge under this Agreement in the administrative department for industry and commerce in accordance with the provisions of this Agreement;

(2)	Not transfer its equity interests or create or permit the existence of any new pledges or other security interests on the Pledged Equity Interests that may affect the rights and interests of the Pledgee without the prior written consent of the Pledgee;

(3)	Comply with and implement all laws and regulations relating to the pledge of interests, and within five (5) days after receipt of any notices, orders or proposals issued or formulated by the relevant competent authority in respect of the pledge, produce to the Pledgee and comply with the above notices, orders or proposals or make objections and representations in respect of the above notices, orders or proposals at the reasonable request of the Pledgee or with the consent of the Pledgee;

(4)	Promptly notify the Pledgee of any events or notices received by it which may have an impact on the Pledgors’ rights to and in the equity interest or any part thereof; and promptly notify the Pledgee of any events or notices received by it which may change any warranties and obligations of the Pledgors as set out in this Agreement or which may have an impact on them.

8.2	The Pledgors undertake that any exercise by the Pledgee of its rights in accordance with the terms of this Agreement shall not be interrupted or hampered by the Pledgors or any of their successors or entrusted persons or any other persons through legal proceedings.

8.3	The Pledgors undertake to the Pledgee that, in order to protect or perfect the guarantee for the obligations of the Pledgors and the Company under the Master Agreement as set out herein, the Pledgors shall sign in good faith and cause other parties who are interested in the pledge to sign all title certificates and deeds required by the Pledgee and/or perform and cause other parties who are interested in the pledge to perform all acts required by the Pledgee and facilitate the exercise of any rights and authority conferred on the Pledgee under this Agreement.

8.4	The Pledgors undertake to the Pledgee that it shall sign all change documents (if applicable and necessary) relating to the equity interest certificate with the Pledgee or its designated persons (natural/legal persons) and that it shall provide the Pledgee with all such notices, orders and decisions on the pledge as the Pledgee considers necessary within a reasonable period of time.

8.5	The Pledgors undertake to the Pledgee that, for the benefit of the Pledgee, it shall comply with and perform all its warranties, undertakings, agreements, representations and conditions. If the Pledgors fail to comply with, perform or fully perform its warranties, undertakings, agreements, representations and conditions, the Pledgors shall compensate the Pledgee for all reasonable losses suffered therefrom.

8.6	The Pledgors shall not do or permit any acts or actions which may adversely affect the interests or Pledged Equity Interests of the Pledgee under any transaction agreement and this Agreement. The Pledgors shall waive its pre-emptive right at the time of realization of the pledge by the Pledgee.

9	Undertakings of the Company

The Company, for the benefit of the Pledgee, hereby undertakes to the Pledgee as follows:

9.1	If it is necessary to obtain any consents, permissions, waivers or authorizations from any third parties or any approvals, permissions or exemptions from or any registrations or filings with any government agencies in respect of the signing and performance of this Agreement and the Equity Interest Pledge under this Agreement, the Company shall use its best efforts to assist in obtaining and maintaining them in full force within the term of this Agreement;

9.2	Without the prior written consent of the Pledgee, the Company shall not assist or permit the Pledgors to create any new pledges or any other security interests on the Pledged Equity Interests;

9.3	Without the prior written consent of the Pledgee, the Company shall not assist or permit the Pledgors to transfer the Pledged Equity Interests;

9.4	In the event of any legal action, arbitration or other claims which may adversely affect the Company, Pledged Equity Interests or the interests of the Pledgee under any transaction agreement and this Agreement, the Company warrants that it shall promptly notify the Pledgee in writing as soon as possible and shall, at the reasonable request of the Pledgee, take all necessary measures to ensure the pledge rights and interests of the Pledgee in the Pledged Equity Interests;

9.5	The Company shall, during the first month of each calendar quarter, provide the Pledgee with its financial statements for the previous calendar quarter, including (but not limited to) its balance sheet, income statement and cash flow statement;

9.6	The Company warrants that it shall, at the reasonable request of the Pledgee, take all necessary measures and sign all necessary documents (including but not limited to any supplementary agreements to this Agreement) to ensure the pledge rights and interests of the Pledgee in the Pledged Equity Interests and the exercise and realization of such rights;

9.7	In the event of any transfer of the Pledged Equity Interests arising from the exercise of the pledge under this Agreement, the Company warrants that it shall take all measures to realize such transfer.

9.8	In the event of any legal action, arbitration or other claims which may adversely affect the Company, Pledged Equity Interests or the interests of the Pledgee under any transaction agreement and this Agreement, the Company warrants that it shall promptly notify the Pledgee in writing as soon as possible and shall, at the reasonable request of the Pledgee, take all necessary measures to ensure the pledge rights and interests of the Pledgee in the Pledged Equity Interests.

10	Events of Default and Liability for Breach of Contract

10.1	Any of the following events shall be deemed to be an event of default:

(1)	The Pledgors or the Company fails to perform its obligations under the Master Agreement;

(2)	Any representations, warranties or undertakings made by the Pledgors in Clauses 5 and 6 hereof are materially misleading or erroneous, or the Pledgors breach any other provisions of this Agreement;

(3)	The Pledgors abandon the Pledged Equity Interests or transfers the Pledged Equity Interests without the written consent of the Pledgee;

(4)	Any external borrowings, guarantees, indemnities, commitments or other liabilities of the Pledgors themselves (i) are required to be repaid or performed in advance for its breach of any agreement; or (ii) have matured but not repaid or performed on schedule, which renders the Pledgee to believe that the Pledgors’ ability to perform its obligations under this Agreement has been affected;

(5)	The Company is unable to repay general debts or other debts due.

(6)	This Agreement becomes illegal or the Pledgors are unable to continue to perform its obligations under this Agreement for any reason other than force majeure;

(7)	Any adverse changes in the property owned by the Pledgors render the Pledgee to believe that the Pledgors’ ability to perform its obligations under this Agreement has been affected;

(8)	Any heir or custodian of the Company only performs in part or refuses to perform its obligation for payment under the Master Agreement;

(9)	Any acts or omissions of the Pledgors in breach of any other provisions of this Agreement cause any breach of this Agreement;

(10)	Any applicable law determines that this Agreement is illegal or causes the Pledgors to be unable to continue to perform its obligations under this Agreement;

(11)	Any approval, license or authorization from any government department which causes this Agreement to be enforceable, legal and valid is revoked, terminated, invalidated or substantially modified.

10.2	The Pledgors shall immediately notify the Pledgee in writing if it knows or finds that any of the events referred to in this Clause 10.1 or any event which may cause any of the above events has occurred.

10.3	Unless any of the events of default set out in Clause 10.1 hereof has been satisfactorily resolved to the satisfaction of the Pledgee, the Pledgee may give a written notice of breach of this Agreement to the Pledgors upon or at any time after the breach of this Agreement by the Pledgors, requiring the Pledgors to immediately pay the arrears and other amounts payable under the Master Agreement or to dispose of the pledge in accordance with Clause 11 hereof.

10.4	Notwithstanding any other provisions of this Agreement, the validity of this Clause 10 shall not be affected by any termination of this Agreement.

11	Exercise of Pledge

11.1	Without the written consent of the Pledgee, the Pledgors shall not transfer the Pledged Equity Interests until the full performance of its obligations under the Master Agreement.

11.2	In case of any of the events of default as referred to in Clause 10 hereof, the Pledgee shall give a notice of breach of this Agreement to the Pledgors when exercising the pledge. The Pledgee may exercise the right to dispose of the pledge upon or at any time after giving such notice of breach of this Agreement under Clause 10.3 hereof.

11.3	The Pledgee shall have the right to sell or otherwise dispose of the Pledged Equity Interests under this Agreement in accordance with legal procedures. If the Pledgee decides to exercise its pledge, the Pledgors undertake that it shall transfer all its shareholder rights to the Pledgee. In addition, the Pledgee shall have the priority right to be repaid with the proceeds from the sale, auction or disposal of all or part of the equity interests under this Agreement in accordance with legal procedures.

11.4	When the Pledgee disposes of its pledge in accordance with this Agreement, the Pledgors shall not place obstacles and shall give any necessary assistance to enable the Pledgee to realize its pledge.

12	Assignment

12.1	Except with the prior written consent of the Pledgee, the Pledgors shall have no right to grant or assign its rights and obligations under this Agreement. In the event of the Pledgors’ death, the Pledgors agree that its rights and obligations under this Agreement shall be immediately assigned to any persons designated by the Pledgee for succession.

12.2	This Agreement shall be binding upon the Pledgors and their successors or heirs, and shall be valid for the Pledgee and each of their successors, heirs or permitted assignees.

12.3	The Pledgee may, at any time and to the extent permitted by law, assign all or any of its rights and obligations under the Master Agreement to its designated persons (natural/legal persons), in which case any assignees shall enjoy and assume any rights and obligations of the Pledgee under this Agreement as if they were a party to this Agreement. When the Pledgee assigns its rights and obligations under the Master Agreement, a written notice shall only be given by the Pledgee to the Pledgors, and the Pledgors shall sign any agreements and/or documents in relation to the assignment at the request of the Pledgee. In addition, when the Pledgee intends to assign its rights and obligations under this Agreement, it shall notify the Pledgors in writing and obtain the written consent of the Pledgors.

12.4	After the change of the Pledgee resulting from the above assignment, the parties to a new pledge shall enter into another equity interest pledge agreement, and such equity interest pledge agreement shall be substantially consistent with this Agreement.

13	Entry into Force and termination

13.1	This Agreement shall be established and enter into force from the date of signing hereof.

13.2	Where conditions permit, the Parties shall use their best efforts to handle and facilitate the registration of the pledge under this Agreement in the administrative department for industry and commerce in the place of registration of the Company, provided that the Parties acknowledge that whether the pledge under this Agreement is registered shall not affect the entry into force and validity of this Agreement.

13.3	When the service charges under the Service Agreement have been repaid and the Pledgors no longer assumes any of its obligations under the Service Agreement, the Pledgee shall cancel or terminate this Agreement.

13.4	The release of the pledge shall be recorded in the register of shareholders of the Company accordingly, and the registration of the pledge shall be canceled by the administrative department for industry and commerce in the place of registration of the Company in accordance with the law.

14	Handling Charges and Other Expenses

14.1	All costs and actual expenses in relation to this Agreement, including but not limited to any taxes, legal costs, costs of production and any other expenses, shall be borne by the Pledgors. If the law requires the Pledgee to pay the relevant taxes, the Pledgors shall make full compensation for the taxes paid by the Pledgee.

14.2	If the Pledgors fail to pay any taxes or expenses payable by it in accordance with this Agreement or otherwise causes the Pledgee to recover them in any way, the Pledgors shall bear all reasonable expenses incurred therefrom.

15	Force majeure

15.1	Force majeure means any events beyond the reasonable control of a party which can not be avoided by the affected party with reasonable care, including but not limited to acts of government, natural forces, fires, explosions, windstorms, floods, earthquakes, tides, lightnings or wars, provided that any lack of credit, capital or financing shall not be deemed to be an event beyond the reasonable control of a party. The party affected by any force majeure shall notify the Other Party of the exemption from liability as soon as possible.

15.2	When the performance of this Agreement is delayed or obstructed by any force majeure as defined above, the party affected by such force majeure shall not assume any liability under this Agreement to the extent that its performance is delayed or obstructed. The affected party shall take appropriate measures to reduce or eliminate the effects of such force majeure and shall endeavour to resume the performance of its obligations delayed or obstructed by such force majeure. Once such force majeure is eliminated, the Parties agree that they shall make their best efforts to resume the performance of their obligations under this Agreement.

16	Confidentiality Obligations

16.1	The Parties acknowledge and determine that any oral or written information exchanged with one another in relation to this Agreement shall be confidential. The Parties shall keep all such information confidential and shall not disclose any relevant information to any third parties without the written consent of the other parties unless:

(a)	Such information has been known to or will be known to the public (without the disclosure thereof by the party receiving such information to the public without authorization);

(b)	Such information is required to be disclosed by the applicable law, or the rules or provisions of the stock exchange; or

(c)	Any Party needs to disclose such information to its legal or financial adviser who is also required to comply with confidentiality obligations similar to those set forth in this clause in respect of the transactions referred to in this Agreement. Any disclosure of such information by any personnel or employed agency of any Party shall be deemed to be a disclosure by such Party, and such Party shall be liable for its breach of this Agreement in accordance with this Agreement. This clause shall remain in force whether this Agreement is determined to have been invalid, altered, canceled, terminated or inoperable for any reason.

16.2	Upon termination of this Agreement, one Party shall, at the request of the Other Party, return, destroy or otherwise dispose of all documents, materials or softwares containing any confidential information and cease the use of such confidential information.

16.3	Notwithstanding any other provisions of this Agreement, the validity of this Clause 16 shall not be affected by any suspension or termination of this Agreement.

17	Governing Law and Dispute Resolution

17.1	The conclusion, validity, performance, modification, interpretation and termination and dispute resolution of this Agreement shall be governed by the laws of the PRC.

17.2	Any disputes arising out of the performance of this Agreement or in relation to this Agreement shall be resolved by the Parties through friendly consultation.

17.3	If an agreement on the resolution of any disputes is not reached within thirty (30) days after a request for the resolution of such disputes through consultation is made by one Party, any Party may submit such disputes to Hong Kong International Arbitration Centre for resolution through arbitration. The arbitration shall be conducted in accordance with the arbitration rules of Hong Kong International Arbitration Centre then in force, and the place of arbitration shall be Hong Kong. All proceedings for arbitration shall be conducted in Chinese. The arbitral award shall be final and binding on any Party hereto, and the Parties agree that they shall be bound by and comply with the arbitral award. When any disputes arising are being arbitrated, the Parties shall exercise and perform their other rights and obligations under this Agreement other than the matters in dispute.

18	Notices

Any notices or other communications given by any Party under this Agreement shall be in writing and shall be delivered by personal delivery, letter, fax or email to the address of the other parties as set forth below or such other designated address as may be notified by the other parties to such party from time to time. The date on which any notices are deemed to have been actually delivered shall be determined as follows: (a) if delivered by personal delivery, they shall be deemed to have been actually delivered on the date of personal delivery; (b) if sent by letter, they shall be deemed to have been actually delivered on the seventh (7th) day after the date of posting (as indicated by the postmark) of the registered airmail with postage prepaid or on the fourth (4th) day after the delivery to an internationally recognized courier service agency; (c) if sent by fax, they shall be deemed to have been actually delivered at the time of receipt as shown in the acknowledgement of transmission of the relevant document; and (d) if sent by email, they shall be deemed to have been actually delivered when an email enters the electronic data interchange system of the email address provided by the party to be served.

Pledgee: Beijing Lianji Technology Co., Ltd.

Contact: Longming Wu

Address: Room 003, Tower B, No. 1 Building, No. 38 Zhongguancun Street,

Haidian District, Beijing

Pledgors: Hong Zhou

Address: *******************************

Longming Wu

Address: *******************************

The Company: Beijing Lianji Future Technology Co., Ltd.

Contact: Longming Wu

Address: No.2004, 2/F, No.11 Wanliu Middle Road, Haidian District, Beijing

19	Miscellaneous Provisions

19.1	Any headings in this Agreement are for the convenience of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

19.2	The Parties acknowledge that once this Agreement enters into force, this Agreement shall constitute an entire agreement and understanding among the Parties hereto in respect of the contents of this Agreement, and shall completely supersede all prior oral and/or written agreements and understandings among the Parties in relation to the contents of this Agreement.

19.3	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assignees.

19.4	No rights, powers and remedies conferred on each party by any provisions of this Agreement shall preclude any other rights, powers or remedies enjoyed by such party in accordance with the law and other provisions of this Agreement, and no exercise by one party of its rights, powers and remedies shall preclude any exercise by such party of its other rights, powers and remedies.

19.5	No failure by any party hereto in the exercise or prompt exercise of any rights, powers and remedies (“Such Party’s Rights”) enjoyed by such party in accordance with this Agreement or the law shall be deemed to be a waiver of such rights or affect any future exercise by such party of such rights in other ways and any exercise by such party of its other rights.

19.6	If any provisions of this Agreement are held to be null and void, invalid or unenforceable by any court with jurisdiction or arbitration agency, the validity and enforceability of any other provisions of this Agreement shall not be affected or impaired thereby, provided that the Parties hereto shall cease to perform such invalid and unenforceable provisions and shall, to the extent closest to their original intent, amend such provisions only to the extent that they are valid and enforceable in respect of such particular facts and circumstances.

19.7	The Parties hereto agree and acknowledge that “the (prior) written consent of the Pledgee” referred to herein shall mean that the matters shall be approved by the Board of Directors of the Pledgee and be notified to Party B and Party C in accordance with the provisions of Clause 18 hereof.

19.8	Any matters not covered herein shall be determined through further consultation among the Parties hereto. The Parties shall amend and supplement this Agreement by a written agreement. Any amendment and supplementary agreements duly signed by the Parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

19.9	This Agreement is executed in five (5) copies, one (1) of which shall be held by each party respectively, and the rest of which shall be submitted to the equity interest pledge registration authority to handle the equity interest pledge registration procedures, and each of which shall be equally authentic.

19.10	Any annexes hereto shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

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IN WITNESS WHEREOF, the Parties have personally executed or caused their respective legally authorized representative to execute this Agreement at such place and date as first written above.

Beijing Lianji Technology Co., Ltd. (Seal)

/s/Beijing Lianji Technology Co., Ltd.

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IN WITNESS WHEREOF, the Parties have personally executed or caused their respective legally authorized representative to execute this Agreement at such place and date as first written above.

Hong Zhou

Signature

/s/Hong Zhou

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IN WITNESS WHEREOF, the Parties have personally executed or caused their respective legally authorized representative to execute this Agreement at such place and date as first written above.

Longming Wu

Signature

/s/Longming Wu

(This page is intentionally left blank as the signature page of the Equity Interest Pledge Agreement among Beijing Lianji Technology Co., Ltd.., Hong Zhou, Longming Wu and Beijing Lianji Future Technology Co., Ltd.)

IN WITNESS WHEREOF, the Parties have personally executed or caused their respective legally authorized representative to execute this Agreement at such place and date as first written above.

Beijing Lianji Future Technology Co., Ltd. (Seal)

/s/Beijing Lianji Future Technology Co., Ltd.